Exhibit 10.3

Convertible Note Modification and Default Waiver Agreement

This Convertible Note Modification and Default Waiver Agreement (the "Agreement") is entered into as of January 23, 2023 (the "Effective Date") by and between Medical Marijuana, Inc., an Oregon corporation ("Creditor") and Axim Biotechnologies, Inc., a Nevada corporation ("AXIM" or the "Company"), with reference to the following facts.

RECITALS

A.AXIM has issued and outstanding to Creditor (as assignee of Atlas Sciences, LLC) a convertible promissory note, as amended, face value $4 million, dated November 27, 2018 (the "MMI Note") and:

B.The MMI Note is in default; and

C.AXIM and Creditor desire to cure all defaults on the MMI Note, waive accrued interest thereon and to further modify the MMI Note as set forth herein.

NOW THEREFORE, in consideration of the mutual promises and agreements set forth herein, and other good valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties hereby agree as follows:

1. Modification and Waivers of the MMI Note. Creditor agrees to waive and forfeit all interest accrued on the MMI Note through December 31, 2022, in the aggregate amount of $261,536.96, and to waive all prior defaults on the MMI Note through the Effective Date. Interest shall accrue on the MMI Note at the original rate of 3.5% per annum through June 30, 2023, and be payable on that date. Thereafter interest will be payable on a monthly basis beginning on August 1, 2023. In addition, the Conversion Price for the MMI Note is hereby reduced from $0.25 to $0.075. This Agreement serves to modify and amend the MMI Note as set forth herein, in all other respects the terms of the MMI Note remain in full force and effect.

2.Choice of Law; Venue.  This Agreement will be construed and enforced in accordance with and governed by the laws of the State of California and the federal law of the United States without reference to principles of conflicts of law.  The parties agree that, in the event of any dispute arising out of this Agreement or the transactions contemplated thereby, venue for such dispute shall be in the state or federal courts located in San Diego, California, and that each party hereto waives any objection to such venue based on forum non conveniens.

3.Severability.  Should any one or more of the provisions of this Agreement be determined to be illegal or unenforceable, such provision(s) shall (i) be modified to the minimum extent necessary to render it valid and enforceable, or (ii) if it cannot be so modified, be deemed not to be a part of this Agreement and shall not affect the validity or enforceability of the remaining provisions.

4.Further Assurances.  Each party shall perform or cause to be performed any further acts and execute and deliver any documents that may be reasonably necessary or advisable to carry out the provisions of this Agreement.

5.Counterparts/Facsimile Signatures.  This Agreement may be executed in one or more counterparts, each of which when so signed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument.  In lieu of the original, a facsimile transmission or copy of the original shall be as effective and enforceable as the original.

IN WITNESS WHEREOF, the parties hereto have executed this Convertible Note Modification and Default Waiver Agreement as of the day and year first written above.

CREDITOR:

Medical Marijuana, Inc.,

an Oregon corporation

By:	/s/ Michael L. Corrigan
Michael. L. Corrigan, Secretary

AXIM:

Axim Biotechnologies, Inc.,

a Nevada corporation

By:	/s/ John W. Huemoeller
John W. Huemoeller II, Chairman and CEO